UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report: December 22, 2007

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.05.     Costs Associated with Exit or Disposal Activities.

In 2003, we indefinitely ceased production at our Mt. Jewett, Pennsylvania particleboard plant due to market conditions. This particleboard plant along with an adjacent MDF plant are leased under a long-term operating lease that expires in 2019. On December 27, 2007, we determined that it is unlikely we will ever resume production at the particleboard plant in light of market conditions and the cost structure and logistical disadvantage of this plant. In fourth quarter 2007, we will record a pre-tax non-cash special charge of $64 million (after tax $39 million, or $0.36 per diluted share), which represents the present value of our allocation of the future lease payments to the particleboard plant and the impairment of related assets. This charge does not affect our continuing obligations under the lease, including paying rent and maintaining the equipment. We continue to produce MDF at Mt. Jewett.

Item 7.01.	Regulation FD Disclosure.

On May 14, 1999, we and eight other linerboard manufacturers were named as defendants in a consolidated class action complaint that alleged a civil violation of Section 1 of the Sherman Act. In addition, complaints containing allegations similar to those in the class action were filed by certain opt-out plaintiffs. Over the last several years, we have paid a total of $13 million to settle the class action and a majority of the opt-out claims. In December 2007, we agreed to participate in binding arbitration in an effort to resolve most of the remaining claims.

On December 22, 2007, the arbitrator awarded plaintiffs $46 million on the claims submitted to arbitration. One related state court claim for approximately $26 million in statutory damages, which could be trebled under applicable state law, is still pending against us. After considering previously established reserves and maintaining a reserve for the state court claim, the arbitration award and other settlements recently reached with other opt-out plaintiffs will result in an after-tax special charge of $28 million, or $0.26 per share, in fourth quarter 2007. We believe that our reserve for the state claim is appropriate. We do not expect that the eventual outcome of the state court claim would have a significant adverse effect on our financial position, long-term results of operations, or cash flows.

This report contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, and the allowance for credit losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives, including our transformation plan; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this report to reflect the occurrence of events after the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.
Date: December 27, 2007	By:	/s/ Doyle R. Simons
Name: Doyle R. Simons
Title: Executive Vice President

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